UNITED STATES

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Karyopharm Therapeutics Inc.

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Commencing on or around May 12, 2022, Karyopharm Therapeutics Inc. (which we also refer to as “Karyopharm,” “we,” “us,” or “our”) intends to send a communication to certain of our stockholders relating to our 2022 Annual Meeting of Stockholders to be held on May 19, 2022 (the “Annual Meeting”) and containing the disclosure set forth below:

On April 8, 2022, we filed a definitive proxy statement in connection with our Annual Meeting. One of the proposals to be voted on by our stockholders at the Annual Meeting and described in our proxy statement is the approval of the Karyopharm Therapeutics Inc. 2022 Equity Incentive Plan (the “2022 Plan”). Stockholder approval of the 2022 Plan is critical to our ability to continue to grant equity awards as part of our compensation program. Equity awards serve to incent, retain and motivate the best talent in what is a tremendously competitive labor market. To assist our stockholders in their consideration of this important proposal, approval of which we believe is fundamental to our success, we are providing additional information.

Background

Karyopharm is a commercial-stage pharmaceutical company pioneering novel cancer therapies utilizing oral selective inhibitor of nuclear export compound technology. We are driven by our mission to positively impact patient lives and defeat cancer. Our first product, XPOVIO® (selinexor) was approved in the U.S. in mid-2019 and is currently approved in three oncology indications, most importantly multiple myeloma. XPOVIO is also approved in various indications in a number of territories and countries outside of the U.S., including Europe, UK, Mainland China, Singapore and Australia, among others. We also have a robust pipeline, which is currently focused on four core cancer development programs, including multiple myeloma, endometrial cancer, myelofibrosis and myelodysplastic syndromes.

Our existing 2013 Stock Incentive Plan (the “2013 Plan”), which was put into place nearly ten years ago at the time of our initial public offering, is expiring next year. To support our ability to continuously grant equity awards as part of our compensation despite the pending expiration of our 2013 Plan, our Board of Directors (“Board”) approved the 2022 Plan. Our Board believes that equity compensation provides a meaningful and differentiating incentive for our employees and directors, creates an essential link between our service providers and our stockholders and allows us to conserve cash resources to support our growth objectives. Therefore, we are asking our stockholders to approve the 2022 Plan to replace our 2013 Plan to ensure we can continue to retain and motivate all of our employees and directors and provide them with compensation that is linked to our growth as well as the creation of stockholder value. If a new stock incentive plan is not approved by our stockholders prior to the expiration of the 2013 Plan, we will not be able to grant any equity awards to our existing employees and directors, which would force us to increase the cash component of our employee compensation program to retain and motivate our employees, putting us at a disadvantage compared to our competitors and adversely impacting our business.

Key Features of the 2022 Plan

The 2022 Plan contains a number of features as compared to the 2013 Plan that we feel incorporate best practices in key governance areas and align with the interests of our stockholders, including the following:

	2013 Plan	2022 Plan
“Evergreen” provision	✓	×

Minimum vesting requirements	×	✓

Clawback policy	×	✓

Double-trigger acceleration of vesting upon a change in control	✓	✓

Liberal share recycling *	×	×

Repricing of stock options or stock appreciation rights without stockholder approval	×	×

Allows dividend payments on unvested awards	✓	×

Limits on non-employee director compensation	×	✓

*

The 2022 Plan expanded the limitations on the liberal share recycling provision as compared to the 2013 Plan as the 2022 Plan also prohibits shares repurchased on the open market using proceeds from the exercise of an award.

Overhang & Burn Rate

We recognize that equity awards dilute existing stockholders, and, therefore, we and our Compensation Committee are mindful to responsibly manage our equity compensation program. We review market data on equity compensation with our independent compensation consultant and Compensation Committee on a regular basis with the goal of ensuring that our pay packages are competitive for all levels of employees, including our executives, and align with the compensation practices of our peers. We believe our historical three-year burn rate is reasonable for the reasons set forth below:

•

Growth: Beginning in mid-2019, we transitioned from a development-stage company to a commercial company, resulting in the rapid growth of our employee base, from 332 employees in February 2019 to 432 employees in February 2021. As evidence of our diligent management of our equity grant practices during this period of growth, excluding the new hire equity awards granted to recruit Richard Paulson to become our Chief Executive Officer (“CEO”) in 2021, the number of shares we have granted in each of 2019, 2020 and 2021 has remained relatively consistent (see table below).

•

Leadership and strategic transitions: In mid-2021, we experienced significant changes in our leadership and strategic direction, including a CEO transition, and a number of key changes to our commercial leadership team, such as a new Chief Commercial Officer, each of whom we would not have been able to recruit without market-competitive equity-based incentives. As a result, our 2021 burn rate was negatively impacted by these equity grants, primarily the new hire equity awards granted to Mr. Paulson, which were both market competitive awards for a new CEO and essential to incentivize him to join our company as CEO. As is very typical among our peers, the new hire equity awards to Mr. Paulson were significantly larger than the size of the equity awards we expect he will be granted on an annual basis going forward. Excluding Mr. Paulson’s one-time new hire grant, our 2021 burn rate would have been approximately 5.82%, marking a decline in our year-over-year annual burn rate from 2019 to 2021, evidencing our diligence in carefully monitoring our overall equity compensation program and resulting burn rate. The leadership changes beginning with the appointment of Mr. Paulson in mid-2021 and the subsequent changes implemented to our strategic commercial focus, have shown positive results, including increasing net product revenue as well as our reprioritized and focused clinical pipeline. We therefore believe that the 2022 Plan is critical to sustaining this momentum as we continue to build stockholder value following the leadership and strategic transitions implemented during 2021.

•

Broad-based equity program: In order to retain and motivate top talent in what is a tremendously competitive labor market for biotech companies, drive successful expansion of our commercial business and progress our clinical development program in our four core areas, it is critical to grant competitive, market-driven equity awards to our employees. As a result, unlike many of our peers, our equity is not concentrated in our executive leadership team. Rather, our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to all of our eligible employees, not just those in leadership positions, in order to motivate employees at every level of the organization to drive stockholder value. For example, in 2021, excluding the one-time new hire awards to Mr. Paulson, approximately 84% of our equity awards were granted to employees who were not named executive officers.

•

Forfeiture Impact: There have been a substantial number of equity awards granted and forfeited within the same year during the 2019, 2020 and 2021 years. The following table represents our adjusted burn rates for 2019 to 2021, which are calculated net of the one-time equity awards granted to Mr. Paulson in 2021 as well as grants awarded and forfeited in the same year for each of the years presented. The table does not include other forfeitures occurring in each of the years presented that relate to grants awarded in years prior to the year of grant.

	2021	2020	2019
Awards Granted	5,309,278	4,398,540	4,391,360
Less: One-time New Hire CEO Grants	(933,000)	—	—

Awards Granted (adjusted for one-time new hire CEO grants)	4,376,278	4,398,540	4,391,360
Less: Awards Granted and Forfeited in the Same Year	(805,530)	(415,925)	(714,900)

Net Shares Awarded	3,570,748	3,982,615	3,676,460

Weighted Average Number of Shares of Common Stock Outstanding	75,217,760	72,044,187	61,955,420
Adjusted Burn Rate	4.75%	5.53%	5.93%
Adjusted Three-year Average Burn Rate		5.40%

Further, we recognize that our overhang as of March 31, 2022 was above the 50th percentile of our peer group, and note that, as discussed above, during 2021 and through March 31, 2022, we made a number of key executive hires, including a new CEO, Chief Commercial Officer, and seven senior vice presidents, all of whom are critical to our future success. These important hires resulted in a significant depletion of our 2013 Plan and the grant of inducement awards covering an aggregate of

1,705,500 shares of common stock (either outside of or under the 2022 Inducement Plan) and all of which are included in the overhang calculations as of March 31, 2022. In addition, a significant portion of the outstanding equity awards that we have granted are not currently serving to retain employees, exacerbating our equity compensation needs since 82% of our outstanding stock options were “under water” as of March 31, 2022 and therefore had no intrinsic value.

We have been and are committed to continuing to be careful, responsible stewards of our equity compensation program. We recognize that each equity award that we make dilutes our stockholders and intend to actively monitor our share reserve and burn rate to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to reward, motivate and retain our employees and directors. This will require prudence, process and sound judgement, all of which we are committed to because we know that we will not be able to compete for talent and deliver success to our stockholders without an equity compensation program.

For the above reasons, our Board unanimously recommends you cast your vote FOR approval of the 2022 Plan.